EXHIBIT 10.6

WILLOW COVE INVESTMENT GROUP, INC.
BUSINESS DEVELOPMENT
ENGAGEMENT AGREEMENT

     THIS AGREEMENT is made as of January 30th, 2008 between Cardtrend International, Inc. (hereinafter referred to as “Company”) and Willow Cove Investment Group, Inc. (“Consultant”).

     WHEREAS, Company desires to retain Consultant and has offered to retain Consultant so that Consultant may render advisory services to Company upon the terms and conditions hereinafter set forth; and

      WHEREAS, Consultant desires to accept such engagement, upon the terms and conditions hereinafter set forth.

      NOW THEREFORE, in consideration of the promise and mutual agreements hereinafter set forth, the parties agree as follows:

      1.      CONSULTING SERVICES – DUTIES

    Company hereby engages Consultant and Consultant hereby accepts such engagement from Company to serve as a Consultant to executive management of Company on matters pertaining to the business of development efforts of Company

      The parities agree that Consultant will render the following services:

A. Assist Company and its executive management in general corporate development and the structuring and presentation of business opportunities for consideration by Company.

B. Consultant shall devote its best efforts and such time, as Consultant deems appropriate to perform its duties hereunder so as to advance the interest of the company.

C. Assist Company in securing, structuring, and closing mergers and acquisitions.

      2.      TERM

    The term of this engagement shall be for a minimum period of one year from the date first above and continue month to month thereafter until terminated by either party.

      3.      COMPENSATION

      (i) If the company completes a sale of any of its products or services to a party introduced by Consultant for the Company during the term of this Agreement (a “Referred Customer”), the Company will pay Consultant a fee (a “Referral Fee I”) calculated based on the following percentages of the Revenue (as defined below) received by the Company from sales of its products and services to the Referred Customer:

(a) Five percent (5%) of the first $1,000,000
(b) Four percent (4%) of the second $1,000,000
(c) Three (3%) of the third $1,000,000
(d) Two percent (2%) thereafter; and

Referral Fee I will be calculated on a monthly basis by Company and paid within 30 days following the end of the month. A Referral Fee will be payable on all sales of the Company’s products and services made to a Referred Customer within (for a period of) three years following the date the Company first recognizes revenue from such Referred Customer.

      (ii) Upon (a) any Acquisition, (b) Merger or (iii) new business through a Joint-Venture (JV) completed with any third party introduced by Consultant (“Referred Party”) for the Company, the Company will pay a fee (“Referral Fee II”) calculated based on the following percentages of gross consideration paid by or to the Company for the Acquisition or Merger, or of gross amount of capital contribution on the part of the Company for the JV:

(a) Five percent (5%) of the first $1,000,000
(b) Four percent (4%) of the second $1,000,000
(c) Three (3%) of the third $1,000,000
(d) Two percent (2%) thereafter; and

Referral Fee II shall be paid within thirty (30) days from the completion of the Acquisition or Merger or JV paid-in-capital, as the case may be. As a clarification, a Referred Customer or Referred Party will be deemed to have been “introduced” to the Company by Consultant if Consultant arranges the first meeting or phone call or the execution of a memorandum of understanding, between the Company and senior management of the prospective Referred Customer or prospective Referred Party. For purposes of this Agreement, all parties introduced to the Company by Consultant and companies related to Consultant would be deemed Referred Customers referred by Consultant.

      (iii) Upon any loan or debt financing arranged or introduced by Consultant to the Company, the Company will pay the Consultant two percent (2%) of such gross loans or debt proceeds.

      4.      EXPENSES

     In addition to fees set forth above, Company is responsible to pay Consultant’s expenses incurred on Company’s behalf, including but not limited to telephone, postage, printing, travel, entertainment, facsimile, “Over Night Courier”, and any other charges attributable to Consultant’s work on behalf of the Company. Consultant will bill Company for these expenses by the fifth day of the month following the occurrence. Any single expenses in excess of $25.00 shall have prior approval of Company. Company hereby agrees to reimburse Consultant within fifteen (15) days of receipt of said statement.

      5.      TERMINATION

     The term of the agreement shall be for a minimum period of one year as set forth in Paragraph 2 above. Either party may terminate by notifying the other in writing at the address set forth below after the initial period.

In the event either party shall elect to terminate this Agreement for any reason whatsoever, and, during the subsequent thirty-six (36) month period Company participates directly or indirectly in acquiring new business that was introduced by Consultant; Consultant shall be paid the appropriate lump sum in full immediately. Consultant’s right to, and Company’s obligation of, payment under this paragraph shall survive the termination of this Agreement.

      6.      NOTICES

All notices hereunder shall be in writing and shall be deemed to have been given at the time when mailed in any general or branch of the United States Post Office enclosed in a registered or certified postage pre-paid envelope, return receipt requested, addressed to the address of the respective parties as stated below, or to such address as such party may have fixed by notice as aforesaid:

If to Company :

Cardtrend International
c/o KK Ng
800 5th Avenue, Ste. 4100
Seattle WA 98104

If to Consultant:

Willow Cove Investment Group, Inc.
c/o Michael Losse
5355 Mira Sorrento Place, Ste. 230
San Diego, CA. 92121

      7.      WAIVER

     Failure to insist upon strict compliance with any of the terms, covenants, or conditions hereof shall not be deemed a waiver of such term, covenant, or condition, nor shall waiver or relinquishment of any right of power hereunder at any one time or more be deemed a waiver or relinquishment of such right or power at any other time or times.

      8.      SEVERABILITY

The invalidity of unenforceability of any term or provision, or any clause or portion thereof, of This Agreement, shall in no way impair or affect the validity or enforceability of any other provision of this Agreement, all of the same which shall remain in full force and effect in accordance with the terms hereof.

      9.      ENTIRE AGREEMENT

This Agreement embodies the entire understanding between the parties on the matters of Consultation and remuneration for the same, any and all prior correspondence, conversations, or memoranda being merged herein and replaced hereby and being without effect herein, and no change, alteration, or modification hereof may be made except in writing signed by both parties hereto

      10.      GOVERNING LAW

     This Agreement is entered into and intended to be performed in the State of California and shall be governed and performed by the laws of the State of California.

      11.      ATTORNEY’S FEES

     In the event of litigation arising out of this Agreement, the prevailing party shall be entitled to an award of its reasonable attorney’s fees and costs, including any fees incurred in an appeal.

      12.      NO WARRANTIES OR REPRESENTATIONS

     All services performed by Consultant pursuant to this Agreement are on a “best efforts” basis. Consultant makes no warranties or representations, express or implied, as to the success of its efforts on Company’s behalf.

      IN WITNESS WHEREOF, the parties have lent their hand and seal this 30th day of January 2008.

Cardtrend International, Inc.	Willow Cove Investment Group, Inc.

By KK NG	By MICHAEL LOSSE
KK Ng, CEO	Michael Losse, President